Exhibit 99

Form 4 Joint Filer Information

Names of Joint Filers:
William J. Ruh (10% Owner)
Eggemeyer Advisory Corp. (10% Owner)
WJR Corp. (10% Owner)
Castle Creek Capital, LLC (10% Owner)
Castle Creek Capital Fund Partners Fund IIa, LP (10% Owner)
Castle Creek Capital Fund Partners Fund IIb, LP (10% Owner)

Address: P.O. Box 1329, Rancho Santa Fe, CA 92067

Issuer and Ticker Symbol: White River Capital, Inc. (WRVC )

Date of Event Requiring Reporting: 3/20/06

Signatures:

WJR Corp.

By:
	William J. Ruh		William J. Ruh

Eggemeyer Advisory Corp.		Castle Creek Capital, LLC

By:		By:
	John M. Eggemeyer, III		John M. Eggemeyer, III

Castle Creek Capital Fund Partners Fund IIa, LP
Castle Creek Capital Fund Partners Fund IIb, LP

By: Castle Creek Capital, LLC, General Partner

By:
John M. Eggemeyer, III

Its:	President